                                                                   EXHIBIT 5.1


                            DUNN SWAN & CUNNINGHAM
                          A PROFESSIONAL CORPORATION


                       ATTORNEYS AND COUNSELLORS AT LAW
                             2800 OKLAHOMA TOWER                    405.235.8318
                               210 PARK AVENUE             TELECOPY 405.235.9605
                      OKLAHOMA CITY, OKLAHOMA 73102-5604

                               November 15, 1999

Board of Directors
  of  Advantage Marketing Systems, Inc.
2601 Northwest Expressway, Suite 1210W
Oklahoma City, Oklahoma 73112

Gentlemen:

         We have acted as counsel to Advantage Marketing Systems, Inc., an Oklahoma corporation (the "Company"), in conjunction with the offering of an aggregate of 1,111,444 shares of common stock, $.0001 par value per share (the "Common Stock") to be issued pursuant to exercise of stock options granted under the Advantage Marketing Systems, Inc. 1995 Stock Option Plan (the "Plan").

         The offering of the Common Stock is more fully described in that certain Registration Statement on Form S-8, filed by the Company with the United States Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act").

         For purposes of this opinion, we have made such investigations as we deem necessary or appropriate and have reviewed, considered and received such certificates, documents and materials as we deemed appropriate. In conducting our examination we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as certified copies.

         The law bearing upon the matters addressed in this opinion letter is limited to the law of the United States and the law of Oklahoma.

         Based upon our examination and consideration of such documents, certificates, records, matters and things as we have deemed necessary for the purposes hereof, we are of the opinion as of the date hereof that:

         1. The Company will be duly organized and existing under the laws of the State of Oklahoma;

         2. All of the issued and outstanding shares of the Common Stock of the Company will have been legally issued, will be fully paid and will not be liable to further call or assessment;

         3. The 1,111,444 shares of Common Stock to be sold by the Company pursuant to exercise of stock options granted under the Plan, will be legally issued, fully paid and will not be liable for further call or assessment; and

         4. The Board of Directors of the Company has duly approved the Plan and the Stock Option Committee which administers the Plan has duly approved the terms of the stock options granted under the Plan, and has authorized the execution and delivery of the Plan and the stock option agreements evidencing the stock option granted under the Plan. The Company has full power, authority and legal right to enter into the Plan and the stock purchase agreements evidencing the stock options granted under the Plan and to perform, deliver and consummate the transactions contemplated thereunder.

         In arriving at the foregoing opinion, we have relied, among other things, upon the examination of the corporate records of the Company and certificates of officers and directors of the Company and of public officials.

                           Very truly yours,

                           /s/ DUNN SWAN & CUNNINGHAM













                                       2